Exhibit 1.01 to Form SD

Conflict Minerals Report

CREE, INC.
For The Year Ended December 31, 2017
This Conflict Minerals Report (CMR) of Cree, Inc. (Cree, the Company, we, us, or our) for the year ended December 31, 2017 is filed to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, and wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG originating from the Democratic Republic of the Congo (“DRC”) region and nine adjoining countries (together, the “Covered Countries”). If an issuer has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures. This CMR has been prepared on behalf of Cree management.

This CMR is based on due diligence activities performed in good faith through May 7, 2018 for the reporting period from January 1 to December 31, 2017 and is based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “smelters”) data, errors or omissions by suppliers or smelters, ongoing certifications of smelters, continued guidance or amendments to the Rule, and other issues. This CMR contains forward-looking statements that reflect steps we will strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Words such as “expects,” “intends,” “believes,” and similar expressions or variations of such words are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements in this CMR. Additionally, statements concerning future matters that are not historical are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results and performance to differ materially from the results and outcomes expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in the DRC Region, the United States or elsewhere. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this CMR with the SEC.

Cree performed due diligence measures as required by the Rule with the goal of determining the chain of custody and country of origin information for the necessary conflict minerals used in our products manufactured in 2017. In particular, we sought to determine whether any of the necessary conflict minerals in our product supply chain may have originated in the Covered Countries, and whether any conflict minerals originating in the Covered Countries directly or indirectly financed or benefited armed conflict. As used herein, the term “manufactured” includes products manufactured or contracted to be manufactured by Cree.

Because not all suppliers have provided smelter and refiner data and the data provided by some of our suppliers is incomplete, Cree is unable at this time to determine the exact origin of the conflict minerals in all the assemblies, components, and minerals supplied to us. Therefore, we cannot exclude the possibility that some conflict minerals used in our products manufactured in 2017 may have originated in the Covered Countries, come from sources other than recycled or scrap sources, or come from sources that directly or indirectly financed or benefited armed groups in the Covered Countries. We have obtained no information, however, to indicate that any conflict minerals used in our products manufactured in 2017 originated in the Covered Countries and directly or indirectly financed or benefited armed groups in the Covered Countries.

Pursuant to the Rule, Cree is submitting this CMR as an Exhibit to its Form SD.

Company and Product Overview
Cree is an innovator of wide bandgap semiconductor products for power and radio frequency (RF) applications, lighting-class light emitting diode (LED) products, and lighting products. Our products are targeted for applications such as transportation, electronic signs and signals, power supplies, inverters, wireless systems, indoor and outdoor lighting, and video displays.

Our Wolfspeed segment’s products consist of silicon carbide (SiC) and gallium nitride (GaN) materials, power devices and RF devices based on silicon (Si) and wide bandgap semiconductor materials. Our materials products and power devices are used in solar, electric vehicles, motor drives, power supplies and transportation applications. Our materials products and RF devices are used in military communications, radar, satellite and telecommunication applications. Our LED Products segment’s products consist of LED chips and LED components. Our LED products enable our customers to develop and market LED-based products for lighting, video screens, automotive and other industrial applications. Our Lighting Products segment’s products primarily consist of LED lighting systems and lamps. We design, manufacture and sell lighting fixtures and lamps for the commercial, industrial and consumer markets.

The majority of our products are manufactured at our production facilities located in North Carolina, Wisconsin, California (starting in calendar 2018), and China. We also use contract manufacturers for certain aspects of product fabrication, assembly, and packaging.

Our SiC materials, in the form of substrates and boules, do not contain any 3TGs, and thus no further due diligence is required with respect to those products. All other Cree products have the potential to include one or more of the conflict minerals. Table 1 below outlines Cree’s products and provides typical conflict mineral content along with the percent of revenue per business unit.

Table 1

Cree Business Unit	Percent of Cree Revenue*	Products	Percentage of Products that contain Conflict Minerals?	Typical Conflict Mineral Content by Weight Percentage
				Au	Sn	W	Ta
LED Lighting Products	40%	LED Lamps and Bulbs	100%	0.1 - 1%	0.1 - 1%	< 0.1%	< 0.1%
		LED Lighting	100%	0.05 - 1%	0.1 - 1%	< 0.1%	< 0.05%
		Accessories	50-75%	< 0.1%	0 - 1%	< 0.05%	< 0.1%
LED Products	41%	LED Chips	100%	0.5 - 3%	0.2 - 10%	0 - 0.6%	0%
		LED Components	100%	0.1 - 0.3%	0 - 0.3%	0 - 0.1%	0 - 0.1%
		Modules + Drivers	100%	0.1 - 0.3%	0.1 - 0.5%	0 - 0.01%	0 - 0.1%
		Accessories	30-50%	< 0.1%	< 0.5%	0%	0%
Wolfspeed Products	19%	Materials	0%	N/A	N/A	N/A	N/A
		RF Die	100%	0.5 - 35%	0.2 - 10%	0 - 0.6%	0%
		Power Diodes	100%	< 0.05%	< 0.05%	< 0.1%	0%
		RF Transistor Packages	100%	0.01 - 0.1%	< 0.01%	0 - 85%	< 0.05%
*Note: Based on reported revenue for six months ended December 24, 2017.

Conflict Minerals Policy

Cree has adopted a Conflict Minerals Policy under which it expects its suppliers to develop internal conflict mineral policies, due diligence frameworks, and management systems that meet the minimum requirements of the guidelines developed by the Organisation for Economic Co-operation and Development (OECD). Our suppliers’ conflict minerals policies must be designed to identify and eliminate from use in products sold to Cree any conflict minerals which are known to come from sources funding armed groups in the DRC region. Cree requires its direct suppliers to source conflict minerals originating from the DRC region from smelters and refiners whose due diligence practices have been validated by an independent third-party audit program such as the Responsible Minerals Initiative (“RMI”) (formerly Conflict-Free Sourcing Initiative, or “CFSI”); the London Bullion Market Association (“LBMA”); and the Responsible Jewellery Council (“RJC”). Cree fully expects our suppliers to cooperate with us and to provide information to support these efforts, even if the supplier is not directly subject to the Rule. Suppliers that do not reasonably comply with Cree’s Conflict Mineral Policy will be reviewed by Cree’s supply chain management to assess whether Cree will conduct business with those suppliers in the future.

To view Cree’s complete Conflict Minerals Policy, visit our webpage located at: http://www.cree.com/about/suppliers-contractors/cree-supplier-resources/conflict-minerals. With this reference we are incorporating into this Conflict Minerals Report only our Conflicts Minerals Policy and not the entire contents of our webpage.

Description of Our RCOI Process
Cree’s scoping process included creating a master list of potential in-scope suppliers for 2017 by filtering our supplier database to remove those known to be outside the scope of the reasonable country of origin inquiry (“RCOI”), such as service providers, equipment vendors, and indirect material suppliers. The objective of filtering was to identify only the suppliers that provided to Cree items potentially containing 3TGs that were incorporated into final products in calendar year 2017.

Once filtered, the master list was provided to Cree’s third-party conflict mineral compliance service provider (the CSP) to conduct a survey using the Conflict Minerals Reporting Template (“CMRT”) created by the RMI. The CMRT is the industry standard template developed to facilitate the transfer of information through the supply chain regarding mineral country of origin and smelters and refiners being utilized. During the RCOI, suppliers were contacted, and responses were tracked, using the CSP’s interactive cloud-based platform. Suppliers were given the option to submit their completed CMRT via email or by uploading it to a supplier-specific website on the CSP platform.

The CSP launched Cree’s 2017 campaign by providing information about itself and training materials to educate the suppliers believed to be in-scope on 3TGs and the CSP’s reporting system. The full campaign involved multiple communications by the CSP and/or Cree to each relevant supplier, including automated emails, personalized emails, and, in some instances, phone calls. All significant communications were monitored and tracked in the CSP’s platform for transparency and future reporting.

Based on supplier feedback, the CSP and Cree determined which surveyed suppliers were also outside the scope of the RCOI. These suppliers were marked out-of-scope on the master list. In all other cases, the CSP and Cree reviewed the information provided by each supplier to determine the quality and nature of the response and to determine whether further action was needed to meet Cree’s expectations at this point in the process.

Although 98% of Cree’s in-scope suppliers responded to the RCOI, some of those suppliers have not yet provided complete smelter or refiner data after several requests by Cree and the CSP. For the suppliers that responded and provided smelter or refiner data, the CSP reviewed all supplier responses that claimed in the declaration section of the CMRT to have known DRC sourced material. The CSP compared the smelting and refining facilities identified in each of these surveys to the list of facilities that have received a “conformant” designation through an independent third-party audit of smelter/refiner management systems and sourcing practices to validate conformance with protocols of the RMI Responsible Minerals Assurance Process and current global standards.

Because there is considerable overlap between our RCOI and due diligence processes, the determinations we were able to make based on our survey efforts are discussed in more detail in the section below entitled “Due Diligence Results.”

Design of Our Due Diligence Process

Cree’s due diligence measures have been designed to conform in all material respects with the 5-step framework in The OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the related Supplements for gold and for tin, tantalum and tungsten (collectively, the “OECD Guidance”) as it relates to our position in the conflict minerals supply chain. A summary of the correlation between our due diligence measures and the 5-step framework set forth in the OECD Guidance is described below.

Step 1: Establish strong company management systems

Cree has established a strong management system to address our compliance with the Rule. Our management system is sponsored by the Company’s Chief Financial Officer with support from a team of internal subject matter experts from relevant functions such as Compliance, Engineering, Procurement, Legal, and Internal Audit. The team of subject matter experts is responsible for implementing Cree’s conflict minerals compliance strategy and reports to the CFO, who serves as the conflict minerals program manager. The program manager informs senior management about the results of our due diligence efforts on a regular basis and briefs the Company’s Audit Committee at least quarterly.

As described above, Cree has adopted a Conflict Minerals Policy that includes our commitment and requirement for responsible sourcing of Conflict Minerals. Cree has developed a due diligence strategy to implement our policy that includes using a CSP to educate Cree’s suppliers on the requirements of the Rule annually, or more frequently when deemed necessary, survey our suppliers using the CMRT, review and analyze results, and maintain records for transparency, reporting, and accountability purposes. Consistent with the OECD Guidelines, documentation relevant to Cree’s compliance with the Rule will be retained for a minimum period of five years after the date the related CMR is submitted to the SEC.

We have strengthened engagement with our suppliers by providing education, through the CSP and RMI resources, on the Rule as well as by communicating, through our Conflict Minerals Policy and contractual provisions, our expectations for suppliers desiring to continue to do business with Cree. Specifically, this includes adding to our standard contracts language that obligates suppliers to exercise due diligence to comply with our Conflict Minerals Policy, which includes a requirement that the supplier must source conflict minerals originating in the Covered Countries from smelters and refiners whose due diligence practices have been validated by an independent third-party audit program, such as the RMI or a mutually agreed equivalent. As existing contracts are renewed with suppliers, the new conflict mineral language is being incorporated as well. We have also leveraged the existing communications between Cree’s procurement team and our suppliers to encourage the suppliers to interact with the CSP.

Cree’s Supplier Code of Conduct requires among other things that each Cree in-scope supplier eliminate from use in its products sold to Cree any Conflict Minerals which are known to come from sources funding armed groups in the DRC region. To assist in determining in-scope suppliers and to provide an opportunity for earlier interaction, our new supplier setup procedures include a section prompting the new supplier to indicate if any product(s) sold to Cree may contain 3TG material. In addition, we have a Cree conflict minerals on-line platform that provides employees, suppliers, and other stakeholders a place to report any grievances or concerns with our conflict minerals program (http://www.cree.com/about/suppliers-contractors/cree-supplier-resources/conflict-minerals/conflict-minerals-form). Lastly, Cree monitors the RMI Grievance Report and discussions for any applicable issues.

Step 2: Identify and assess risk in the supply chain

Because of our size, the complexity of our products, our position in the supply chain, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sources of conflict minerals upstream from our direct suppliers. Further, we typically do not have direct relationships with 3TG smelters or refiners. Accordingly, we must rely on our direct suppliers to provide information on the origin of the 3TGs contained in assemblies, components, and materials supplied to us - including sources of 3TGs that are supplied to them from upstream sources.

The RCOI activities described above are an integral part of Cree’s efforts to identify and assess the risks in our supply chain. As further described below regarding our due diligence process, our CSP’s system is designed to automatically identify and flag missing information and inconsistencies in supplier CMRTs. Flagged suppliers are contacted to gather pertinent data and perform an assessment of the supplier's commitment to the due diligence process. A revised CMRT is requested and stored in the CSP’s database along with all of the information and findings from this process. During the RCOI process, known DRC sources are identified, and the smelter or refiner (“SOR”) status is validated against the current RMI status. If further investigation of a SOR is deemed necessary, we gather additional information through other independent third-party audit programs such as TI-CMC, the Responsible Jewellery Council’s Chain-of-Custody Certification Program, and the London Bullion Market Association’s Responsible Gold Programme.

Step 3: Design and implement a strategy to respond to identified risks

While many risks exist in the search for the origin of the conflict minerals used in assemblies, components, and materials supplied to Cree, we believe that one of the greatest risks to Cree is the inability to obtain complete and accurate information to make determinations about our own products. Without this information, we in turn become an obstacle to our customers making determinations about their products.

While there are numerous initiatives working to improve transparency and accountability at the smelter and refiner levels of the supply chain, we can only benefit from the information being developed by these initiatives if our suppliers are able to trace back the conflict minerals in their products to a specific smelter or refiner.

This objective is reflected in our Conflict Minerals Policy, which indicates that we expect all of our suppliers to develop their own conflict mineral policies, due diligence frameworks, and management systems, and to provide us all information reasonably needed for us to comply with the Rule. We have included similar obligations in our contractual agreements with our direct suppliers. Our primary focus has shifted from ascertaining whether our immediate suppliers have undertaken efforts to build their own due diligence capabilities meeting the expectations set forth in our Conflicts Minerals Policy to collecting and validating smelter information in completed CMRTs. Our due diligence framework also includes a corrective action management plan designed to move our suppliers toward compliance with our Conflict Minerals Policy. This includes a requirement that any suppliers identified as utilizing a smelter that is known to process Conflict Minerals from sources funding armed groups in the DRC region be placed in escalation mode for further review by our supply chain management and interaction with the supplier in accordance with our Conflict Minerals

Policy. For 2017, all known DRC sources identified in our supply chain were either RMI “conformant” or “active”.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices
We typically do not have direct relationships with any 3TG smelter or refiner, so it is impracticable, if not impossible, for us to perform or direct audits of these entities within our supply chain. Rather, we have relied on audits conducted under the Responsible Minerals Assurance Process driven by the RMI and other reputable auditors. The RMI publishes a list of smelters, by conflict mineral, found to be conformant with the protocols of the RMAP. Pursuant to the RMAP, a smelter voluntarily submits to an independent third-party evaluation of its procurement activities and an assessment as to whether the materials processed by the smelter originated from conflict-free sources. If the smelter is able to demonstrate that the materials it processes are conflict-free, based on the sourcing location requirements of the RMAP, the smelter will be considered RMAP-conformant.

The RMI also makes available to its members information on the countries of origin of the conflict minerals processed by each conformant smelter. We are an active member of the RMI in order to support their efforts and to have broader access to the country of origin information as well as other valuable tools and resources provided to its members.

Cree management has determined that it is reasonable and appropriate to rely on the results of the RMAP audits and other comparable audits. Given our position in the supply chain, however, our due diligence measures can provide only reasonable assurances, not guarantees, regarding the chain of custody and country of origin of the necessary conflict minerals in our products.

Step 5: Report on supply chain due diligence

The measures we took in 2017 to exercise due diligence on the source and chain of custody of our conflict minerals were as follows:

•	communicated our Conflict Minerals Policy to our suppliers and posted a copy on our webpage at http://www.cree.com/about/suppliers-contractors/cree-supplier-resources/conflict-minerals;

•
directed our in-scope suppliers to provide information concerning SORs in their supply chains by completing and sending to us the Conflict Minerals Reporting Template (CMRT) that provides a common means for suppliers to provide customers with information on the source of conflict minerals;

•	analyzed suppliers’ CMRT responses for completeness and accuracy and pursued further information from the supplier when warranted;

•	sent outreach letters to SORs to influence and leverage their participation to becoming RMAP-conformant;

•	sent outreach letters to in-scope suppliers to influence and leverage, or ultimately remove SORs who are not conformant; and

•
communicated our Supplier Code of Conduct defining our expectations of our in-scope suppliers to develop internal Conflict Minerals policies, due diligence frameworks, and management systems that are designed to identify and eliminate from use in products sold to

Cree any conflict minerals that are known to come from sources funding armed groups in the Covered Countries. Our Supplier Code of Conduct is located at http://www.cree.com/about/suppliers-contractors/cree-supplier-resources.

No other contents from our website are intended to be incorporated into the Conflict Minerals Report by these website references.

Description of Our Due Diligence Process

Cree’s due diligence process reflects our strategy for identifying, assessing, and responding to the risk that conflict minerals known to have directly or indirectly financed or benefited armed groups in the Covered Countries may be included in our product supply chains. This description is of our process only and is not intended to imply that we have fully implemented this process for all suppliers in calendar year 2017.

Our due diligence process includes data evaluation in three phases, all of which are designed to move supplier responses toward compliance with our Conflict Minerals Policy:

Phase 1 - Did the supplier pass our minimum criteria for its CMRT, as assessed by our CSP?
Phase 2 - Did the supplier provide information in its 2017 CMRT survey response which passed Cree’s data validation criteria, as assessed by our CSP?
Phase 3 - Were the CSP’s conclusions reasonable, as assessed by Cree’s subject matter experts on the products supplied to us, and can the smelter information be validated by Cree?

In designing our due diligence process for calendar year 2017, we first reviewed prior year minimum criteria for evaluation during Phase 1 and reaffirmed the applicability for 2017. In evaluating a supplier’s CMRT, we primarily look for three things: (1) effective date—is the information in the report current; (2) completeness—are all questions reasonably answered; and (3) consistency—are the supplier’s responses internally consistent.

Suppliers that do not meet these three requirements are contacted with the objective of helping them to understand the requirements for submitting a valid and complete CMRT. Phase 1 is essentially Cree’s corrective action management stage. By implementing supplier corrective action measures, Cree is helping to ensure its suppliers put policies and procedures in place that will produce the necessary data in an accurate and reliable manner.

During Phase 2, the CSP reviews the supplier’s information in its 2017 survey response to validate smelter and refiner information. Smelter and refiner information is reviewed and corrected, and duplicate information is removed whenever possible. All of this data and correspondence is stored in the CSP’s platform. Verified smelter and refiner information is used to obtain reliable information from RMI and other reputable auditors on the country of origin of the conflict minerals processed by the known smelters or refiners in Cree’s supply chain.

If there are no obvious inaccuracies in the supplier’s CMRT responses, the supplier’s CMRT is deemed reliable by the CSP. If the supplier’s CMRT response is inadequate, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

After the CSP completes its analysis under the first two phases, Cree commences its own evaluation in Phase 3. During this evaluation, Cree’s subject matter experts review the information provided by each supplier and the conclusions reached by the CSP from that supplier’s survey data to determine whether those conclusions were reasonable based on information the experts have about the assemblies, components, or materials supplied to Cree. By bringing our specialized knowledge of the industry and Cree’s products into the analysis, Cree is able to identify inaccuracies and inconsistencies in the survey data that may not be obvious to the CSP. If Cree finds inaccuracies and inconsistencies in the survey data, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

Additionally, during Phase 3 Cree validates supplier provided smelter information against the most current known RMI aliases, smelter status, and mine sourcing. This step allows Cree to determine the certification status of the smelters, as provided in Table 3 below.

There were many challenges in 2017 similar to the previous year’s RCOI, and it is clear that many suppliers do not fully understand the scope of the requirements of the Rule, and that many privately held companies commit limited resources into screening their SOR lists. This, coupled with SOR and recycler dynamics, such as acquisitions, mergers, relocation, or businesses ceasing operations, resulted in uncertainty with respect to SOR accuracy at any given moment in time. We continue to be reminded that it is impractical to expect all supply chain participants to have completed their due diligence procedures or even to be at the same stage of completion. Accordingly, our goal at this point, as reflected in our multi-phase due diligence efforts, is to get all suppliers to demonstrate that they are implementing appropriate procedures to obtain and provide to Cree complete and accurate SOR data. We believe that this will enable us in future years to better determine the facilities used to process the necessary conflict minerals used in the assemblies, components, and materials supplied to us, the country of origin of the necessary conflict minerals in those items, and the mine or location of origin with the greatest possible specificity.

Due Diligence Results
We received responses from the majority of our suppliers known to be in scope. We reviewed the responses against the minimum criteria we developed to determine which ones required further assistance to progress through Phase 3. The CSP and Cree worked directly with the suppliers that required further assistance to obtain revised responses or a commitment to meet the minimum criteria within a reasonable period of time.

Of the responses received, most of our suppliers met our minimum criteria for Phase 1. Of the suppliers contacted for additional information and clarification, a significant percentage provided sufficient information in Phase 2 to validate the accuracy of the survey responses. Further, during our evaluation in Phase 3, Cree determined that the conclusions reached by the CSP in Phase 2 were correct in substantially all cases and that most of the smelters could be validated and accurately classified.

Despite our efforts, our due diligence measures can provide only reasonable, not absolute, assurances regarding the source and chain of custody of the necessary conflict minerals because we are relying on source information provided by our suppliers, many of whom in turn obtained the information from their suppliers. We also are relying on information obtained and disseminated by independent third-party audit programs, and such sources of information may provide inaccurate or incomplete information.

Additionally, a majority of the responses that included SOR data provided data at a company level as opposed to a product level. We were therefore unable to determine with certainty that the 3TGs reported by these suppliers were contained in assemblies, components, or materials supplied to us in 2017. None of the respondents, however, provided information that the necessary conflict minerals used in the assemblies, components, and materials they supplied to Cree were known to have directly or indirectly financed or benefited armed groups in the Covered Countries.

Table 2 lists the number of known and verified SORs identified by our suppliers as potentially having processed the necessary conflict minerals in each of Cree’s specific business units.

Table 2

Cree Business Unit	Number of SORs*
LED Lighting Products	308
LED Products	294
Power & RF Products	307
*It should be noted that the number of SORs in each Cree business unit is inflated from the actual number that would have provided necessary conflict minerals to Cree because most suppliers are reporting at a company level instead of a product level.

Table 3 below lists the SORs identified by our suppliers as potentially having processed the necessary conflict minerals in Cree’s products that are known and verified by the CFSI.

Table 3

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
1	Gold	Abington Reldan Metals, LLC	United States of America
2	Gold	Advanced Chemical Company *	United States of America
3	Gold	Aida Chemical Industries Co., Ltd. *	Japan
4	Gold	Al Etihad Gold LLC *	United Arab Emirates
5	Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *	Germany
6	Gold	Almalyk Mining and Metallurgical Complex (AMMC) *	Uzbekistan
7	Gold	AngloGold Ashanti Corrego do Sitio Mineracao *	Brazil
8	Gold	Argor-Heraeus S.A. *	Switzerland
9	Gold	Asahi Pretec Corp. *	Japan

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
10	Gold	Asahi Refining Canada Ltd. *	Canada
11	Gold	Asahi Refining USA Inc. *	United States of America
12	Gold	Asaka Riken Co., Ltd. *	Japan
13	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
14	Gold	AU Traders and Refiners *	South Africa
15	Gold	Aurubis AG *	Germany
16	Gold	Bangalore Refinery ^	India
17	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Philippines
18	Gold	Boliden AB *	Sweden
19	Gold	C. Hafner GmbH + Co. KG *	Germany
20	Gold	Caridad	Mexico
21	Gold	CCR Refinery - Glencore Canada Corporation *	Canada
22	Gold	Cendres + Metaux S.A. *	Switzerland
23	Gold	Chimet S.p.A. *	Italy
24	Gold	Chugai Mining	Japan
25	Gold	Daejin Indus Co., Ltd. *	Korea, Republic of
26	Gold	Daye Non-Ferrous Metals Mining Ltd.	China
27	Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
28	Gold	DODUCO Contacts and Refining GmbH *	Germany
29	Gold	Dowa *	Japan
30	Gold	DSC (Do Sung Corporation) *	Korea, Republic of
31	Gold	Eco-System Recycling Co., Ltd. *	Japan
32	Gold	Elemetal Refining, LLC	United States of America
33	Gold	Emirates Gold DMCC *	United Arab Emirates
34	Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
35	Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
36	Gold	Geib Refining Corporation *	United States of America
37	Gold	Gold Refinery of Zijin Mining Group Co., Ltd. *	China
38	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
39	Gold	Guangdong Jinding Gold Limited	China
40	Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
41	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
42	Gold	HeeSung Metal Ltd. *	Korea, Republic of
43	Gold	Heimerle + Meule GmbH *	Germany
44	Gold	Heraeus Metals Hong Kong Ltd. *	China
45	Gold	Heraeus Precious Metals GmbH & Co. KG *	Germany
46	Gold	Hunan Chenzhou Mining Co., Ltd.	China
47	Gold	HwaSeong CJ CO., LTD.	Korea, Republic of
48	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	China
49	Gold	Ishifuku Metal Industry Co., Ltd. *	Japan

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
50	Gold	Istanbul Gold Refinery *	Turkey
51	Gold	Italpreziosi *	Italy
52	Gold	Japan Mint *	Japan
53	Gold	Jiangxi Copper Co., Ltd. *	China
54	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant *	Russian Federation
55	Gold	JSC Uralelectromed *	Russian Federation
56	Gold	JX Nippon Mining & Metals Co., Ltd. *	Japan
57	Gold	Kaloti Precious Metals	United Arab Emirates
58	Gold	Kazakhmys Smelting LLC	Kazakhstan
59	Gold	Kazzinc *	Kazakhstan
60	Gold	Kennecott Utah Copper LLC *	United States of America
61	Gold	KGHM Polska Miedz Spolka Akcyjna ^	Poland
62	Gold	Kojima Chemicals Co., Ltd. *	Japan
63	Gold	Korea Zinc Co., Ltd. *	Korea, Republic of
64	Gold	Kyrgyzaltyn JSC *	Kyrgyzstan
65	Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
66	Gold	L'azurde Company For Jewelry	Saudi Arabia
67	Gold	Lingbao Gold Co., Ltd.	China
68	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
69	Gold	L'Orfebre S.A. ^	Andorra
70	Gold	LS-NIKKO Copper Inc. *	Korea, Republic of
71	Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
72	Gold	Marsam Metals *	Brazil
73	Gold	Materion *	United States of America
74	Gold	Matsuda Sangyo Co., Ltd. *	Japan
75	Gold	Metalor Technologies (Hong Kong) Ltd. *	China
76	Gold	Metalor Technologies (Singapore) Pte., Ltd. *	Singapore
77	Gold	Metalor Technologies (Suzhou) Ltd. *	China
78	Gold	Metalor Technologies S.A. *	Switzerland
79	Gold	Metalor USA Refining Corporation *	United States of America
80	Gold	Metalurgica Met-Mex Penoles S.A. De C.V. *	Mexico
81	Gold	Mitsubishi Materials Corporation *	Japan
82	Gold	Mitsui Mining and Smelting Co., Ltd. *	Japan
83	Gold	MMTC-PAMP India Pvt., Ltd. *	India
84	Gold	Modeltech Sdn Bhd ^	Malaysia
85	Gold	Morris and Watson	New Zealand
86	Gold	Morris and Watson Gold Coast	Australia
87	Gold	Moscow Special Alloys Processing Plant *	Russian Federation
88	Gold	Nadir Metal Rafineri San. Ve Tic. A.S. *	Turkey
89	Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
90	Gold	Nihon Material Co., Ltd. *	Japan

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
91	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH *	Austria
92	Gold	Ohura Precious Metal Industry Co., Ltd. *	Japan
93	Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet) *	Russian Federation
94	Gold	OJSC Novosibirsk Refinery *	Russian Federation
95	Gold	PAMP S.A. *	Switzerland
96	Gold	Pease & Curren	United States of America
97	Gold	Penglai Penggang Gold Industry Co., Ltd.	China
98	Gold	Planta Recuperadora de Metales SpA *	Chile
99	Gold	Prioksky Plant of Non-Ferrous Metals *	Russian Federation
100	Gold	PT Aneka Tambang (Persero) Tbk *	Indonesia
101	Gold	PX Precinox S.A. *	Switzerland
102	Gold	Rand Refinery (Pty) Ltd. *	South Africa
103	Gold	Refinery of Seemine Gold Co., Ltd.	China
104	Gold	Remondis Argentia B.V. ^	Netherlands
105	Gold	Republic Metals Corporation *	United States of America
106	Gold	Royal Canadian Mint *	Canada
107	Gold	SAAMP *	France
108	Gold	Sabin Metal Corp.	United States of America
109	Gold	Safimet S.p.A *	Italy
110	Gold	SAFINA A.S. ^	Czech Republic
111	Gold	Sai Refinery	India
112	Gold	Samduck Precious Metals *	Korea, Republic of
113	Gold	Samwon Metals Corp.	Korea, Republic of
114	Gold	SAXONIA Edelmetalle GmbH *	Germany
115	Gold	SEMPSA Joyeria Plateria S.A. *	Spain
116	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
117	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
118	Gold	Sichuan Tianze Precious Metals Co., Ltd. *	China
119	Gold	Singway Technology Co., Ltd. *	Taiwan, Province of China
120	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals *	Russian Federation
121	Gold	Solar Applied Materials Technology Corp. *	Taiwan, Province of China
122	Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
123	Gold	Sudan Gold Refinery	Sudan
124	Gold	Sumitomo Metal Mining Co., Ltd. *	Japan
125	Gold	SungEel HiMetal Co., Ltd. *	Korea, Republic of
126	Gold	T.C.A S.p.A *	Italy
127	Gold	Tanaka Kikinzoku Kogyo K.K. *	Japan
128	Gold	The Refinery of Shandong Gold Mining Co., Ltd. *	China

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
129	Gold	Tokuriki Honten Co., Ltd. *	Japan
130	Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
131	Gold	Tony Goetz NV	Belgium
132	Gold	TOO Tau-Ken-Altyn	Kazakhstan
133	Gold	Torecom *	Korea, Republic of
134	Gold	Umicore Brasil Ltda. *	Brazil
135	Gold	Umicore Precious Metals Thailand *	Thailand
136	Gold	Umicore S.A. Business Unit Precious Metals Refining *	Belgium
137	Gold	United Precious Metal Refining, Inc. *	United States of America
138	Gold	Universal Precious Metals Refining Zambia	Zambia
139	Gold	Valcambi S.A. *	Switzerland
140	Gold	Western Australian Mint (T/a The Perth Mint) *	Australia
141	Gold	WIELAND Edelmetalle GmbH *	Germany
142	Gold	Yamakin Co., Ltd. *	Japan
143	Gold	Yokohama Metal Co., Ltd. *	Japan
144	Gold	Yunnan Copper Industry Co., Ltd.	China
145	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
146	Tantalum	Asaka Riken Co., Ltd. *	Japan
147	Tantalum	Changsha South Tantalum Niobium Co., Ltd. *	China
148	Tantalum	D Block Metals, LLC *	United States of America
149	Tantalum	Exotech Inc. *	United States of America
150	Tantalum	F&X Electro-Materials Ltd. *	China
151	Tantalum	FIR Metals & Resource Ltd. *	China
152	Tantalum	Global Advanced Metals Aizu *	Japan
153	Tantalum	Global Advanced Metals Boyertown *	United States of America
154	Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd. *	China
155	Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *	China
156	Tantalum	H.C. Starck Co., Ltd. *	Thailand
157	Tantalum	H.C. Starck Hermsdorf GmbH *	Germany
158	Tantalum	H.C. Starck Inc. *	United States of America
159	Tantalum	H.C. Starck Ltd. *	Japan
160	Tantalum	H.C. Starck Smelting GmbH & Co. KG *	Germany
161	Tantalum	H.C. Starck Tantalum and Niobium GmbH *	Germany
162	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *	China
163	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	China
164	Tantalum	Jiangxi Tuohong New Raw Material *	China
165	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *	China
166	Tantalum	Jiujiang Tanbre Co., Ltd. *	China
167	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	China
168	Tantalum	KEMET Blue Metals *	Mexico
169	Tantalum	KEMET Blue Powder *	United States of America

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
170	Tantalum	LSM Brasil S.A. *	Brazil
171	Tantalum	Metallurgical Products India Pvt., Ltd. *	India
172	Tantalum	Mineracao Taboca S.A. *	Brazil
173	Tantalum	Mitsui Mining and Smelting Co., Ltd. *	Japan
174	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *	China
175	Tantalum	NPM Silmet AS *	Estonia
176	Tantalum	Power Resources Ltd. *	Macedonia, the Former Yugoslav Republic of
177	Tantalum	QuantumClean *	United States of America
178	Tantalum	Resind Industria e Comercio Ltda. *	Brazil
179	Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd. *	China
180	Tantalum	Solikamsk Magnesium Works OAO *	Russian Federation
181	Tantalum	Taki Chemical Co., Ltd. *	Japan
182	Tantalum	Telex Metals *	United States of America
183	Tantalum	Ulba Metallurgical Plant JSC *	Kazakhstan
184	Tantalum	XinXing HaoRong Electronic Material Co., Ltd. *	China
185	Tin	Alpha *	United States of America
186	Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
187	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
188	Tin	China Tin Group Co., Ltd. *	China
189	Tin	CV Ayi Jaya *	Indonesia
190	Tin	CV Dua Sekawan *	Indonesia
191	Tin	CV Gita Pesona *	Indonesia
192	Tin	CV Tiga Sekawan *	Indonesia
193	Tin	CV United Smelting *	Indonesia
194	Tin	CV Venus Inti Perkasa *	Indonesia
195	Tin	Dowa *	Japan
196	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam
197	Tin	EM Vinto *	Bolivia (Plurinational State of)
198	Tin	Estanho de Rondonia S.A.	Brazil
199	Tin	Fenix Metals *	Poland
200	Tin	Gejiu Fengming Metallurgy Chemical Plant *	China
201	Tin	Gejiu Jinye Mineral Company *	China
202	Tin	Gejiu Kai Meng Industry and Trade LLC *	China
203	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
204	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. *	China
205	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
206	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
207	Tin	Guanyang Guida Nonferrous Metal Smelting Plant *	China
208	Tin	HuiChang Hill Tin Industry Co., Ltd. *	China
209	Tin	Huichang Jinshunda Tin Co., Ltd. *	China

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
210	Tin	Jiangxi Ketai Advanced Material Co., Ltd. *	China
211	Tin	Jiangxi New Nanshan Technology Ltd. *	China
212	Tin	Magnu's Minerais Metais e Ligas Ltda. *	Brazil
213	Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
214	Tin	Melt Metais e Ligas S.A. *	Brazil
215	Tin	Metallic Resources, Inc. *	United States of America
216	Tin	Metallo Belgium N.V. *	Belgium
217	Tin	Metallo Spain S.L.U. *	Spain
218	Tin	Mineracao Taboca S.A. *	Brazil
219	Tin	Minsur *	Peru
220	Tin	Mitsubishi Materials Corporation *	Japan
221	Tin	Modeltech Sdn Bhd ^	Malaysia
222	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
223	Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
224	Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
225	Tin	Operaciones Metalurgical S.A. *	Bolivia (Plurinational State of)
226	Tin	PT Aries Kencana Sejahtera *	Indonesia
227	Tin	PT Artha Cipta Langgeng *	Indonesia
228	Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
229	Tin	PT Babel Inti Perkasa *	Indonesia
230	Tin	PT Bangka Prima Tin *	Indonesia
231	Tin	PT Bangka Serumpun *	Indonesia
232	Tin	PT Bangka Tin Industry *	Indonesia
233	Tin	PT Belitung Industri Sejahtera *	Indonesia
234	Tin	PT Bukit Timah *	Indonesia
235	Tin	PT DS Jaya Abadi *	Indonesia
236	Tin	PT Eunindo Usaha Mandiri *	Indonesia
237	Tin	PT Inti Stania Prima *	Indonesia
238	Tin	PT Karimun Mining *	Indonesia
239	Tin	PT Kijang Jaya Mandiri *	Indonesia
240	Tin	PT Lautan Harmonis Sejahtera *	Indonesia
241	Tin	PT Menara Cipta Mulia *	Indonesia
242	Tin	PT Mitra Stania Prima *	Indonesia
243	Tin	PT Panca Mega Persada *	Indonesia
244	Tin	PT Premium Tin Indonesia *	Indonesia
245	Tin	PT Prima Timah Utama *	Indonesia
246	Tin	PT Refined Bangka Tin *	Indonesia
247	Tin	PT Sariwiguna Binasentosa *	Indonesia
248	Tin	PT Stanindo Inti Perkasa *	Indonesia
249	Tin	PT Sukses Inti Makmur *	Indonesia
250	Tin	PT Sumber Jaya Indah *	Indonesia
251	Tin	PT Timah (Persero) Tbk Kundur *	Indonesia

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
252	Tin	PT Timah (Persero) Tbk Mentok *	Indonesia
253	Tin	PT Tinindo Inter Nusa *	Indonesia
254	Tin	PT Tommy Utama *	Indonesia
255	Tin	Resind Industria e Comercio Ltda. *	Brazil
256	Tin	Rui Da Hung *	Taiwan, Province of China
257	Tin	Soft Metais Ltda. *	Brazil
258	Tin	Super Ligas	Brazil
259	Tin	Thaisarco *	Thailand
260	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
261	Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
262	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
263	Tin	Yunnan Tin Company Limited *	China
264	Tungsten	A.L.M.T. TUNGSTEN Corp. *	Japan
265	Tungsten	ACL Metais Eireli *	Brazil
266	Tungsten	Asia Tungsten Products Vietnam Ltd. *	Vietnam
267	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. *	China
268	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
269	Tungsten	Fujian Jinxin Tungsten Co., Ltd. *	China
270	Tungsten	Ganzhou Haichuang Tungsten Co., Ltd. ^	China
271	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	China
272	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	China
273	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *	China
274	Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China
275	Tungsten	Global Tungsten & Powders Corp. *	United States of America
276	Tungsten	Guangdong Xianglu Tungsten Co., Ltd. *	China
277	Tungsten	H.C. Starck Smelting GmbH & Co. KG *	Germany
278	Tungsten	H.C. Starck Tungsten GmbH *	Germany
279	Tungsten	Hunan Chenzhou Mining Co., Ltd. *	China
280	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji *	China
281	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd. *	China
282	Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	China
283	Tungsten	Hydrometallurg, JSC *	Russian Federation
284	Tungsten	Japan New Metals Co., Ltd. *	Japan
285	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd. *	China
286	Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China
287	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *	China
288	Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
289	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *	China
290	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd. *	China
291	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd. *	China
292	Tungsten	Kennametal Fallon *	United States of America

#	Mineral	Smelter or Refiner Facility Name	Country Location of Smelter
293	Tungsten	Kennametal Huntsville *	United States of America
294	Tungsten	Malipo Haiyu Tungsten Co., Ltd. *	China
295	Tungsten	Moliren Ltd. *	Russian Federation
296	Tungsten	Niagara Refining LLC *	United States of America
297	Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *	Vietnam
298	Tungsten	Philippine Chuangxin Industrial Co., Inc. *	Philippines
299	Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City *	China
300	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd. *	Vietnam
301	Tungsten	Unecha Refractory metals plant *	Russian Federation
302	Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd. *	Vietnam
303	Tungsten	Wolfram Bergbau und Hutten AG *	Austria
304	Tungsten	Woltech Korea Co., Ltd. *	Korea, Republic of
305	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *	China
306	Tungsten	Xiamen Tungsten Co., Ltd. *	China
307	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd. *	China
308	Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	China

* RMI Conformant Smelters/refiners as of May 7, 2018
^ RMI Active Smelters/refiners as of May 7, 2018

Based upon the RCOI data made available from the RMI, the countries of origin of the conflict minerals sourced and processed by the RMAP-conformant smelters and refiners identified as potentially being in Cree’s product supply chains may include, but are not necessarily limited to, the following:
Andorra, Australia, Austria, Belgium, Bolivia (Plurinational State Of), Brazil, Canada, China, Czech Republic, Estonia, France, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Republic Of, Kyrgyzstan, Lithuania, Macedonia, The Former Yugoslav Republic Of Macedonia, Malaysia, Mexico, Netherlands, New Zealand, Peru, Philippines, Poland, Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Sudan, Sweden, Switzerland, Taiwan, Province Of China, Thailand, Turkey, United Arab Emirates, United States Of America, Uzbekistan, Viet Nam, Zambia and Zimbabwe.

This CMR describes Cree’s efforts to determine the SOR and the country of origin of the necessary conflict minerals in our products manufactured in 2017 with the greatest possible specificity. In response to our RCOI inquiry, our suppliers identified a total of 308 known and verified SORs that may have processed the necessary conflict minerals contained in the materials provided to Cree. Based on the information obtained in our due diligence process, we have no reason to believe that any of these 308 SORs directly or indirectly finance or benefit armed groups in the Covered Countries.

While we have not yet succeeded in obtaining a complete and accurate list of SORs for all of our products that include necessary conflict minerals, we believe that we have made good progress given the current state of the data available to us and the relative lack of sophistication of certain portions of our supply chain with respect to the requirements of the Rule.

Steps to Mitigate Risk
The previous parts of this CMR detail the steps taken in 2017 to mitigate risk. In the future, we plan to take or continue taking the following actions to improve the due diligence conducted on our supply chain to further mitigate any risk that the necessary 3TGs in our products could finance or benefit armed groups in the Covered Countries:

a. Leverage our direct suppliers that can most effectively and most directly mitigate the identified risks;
b. Continue to be an active RMI member and, as a member, support SOR and recycler outreach programs by sending letters and/or emails to them explaining the importance of audit certification;
c. Work with upstream distributors in our supply chain and develop best practices to improve the quality and reporting of RCOI data;
d. Continue to strengthen engagement with relevant suppliers and to provide training, as appropriate, to help them understand and comply with Cree requirements related to 3TG minerals under the Rule;
e. Continue to seek qualitative improvements in supplier and smelter due diligence of conflict minerals;
f. Enhance program transparency through improved monitoring, reporting and risk reviews; and
g. Monitor to determine if any additional changes in our procurement process are needed to improve visibility to necessary 3TGs in the assemblies, components, and materials purchased.
During the sixth year of Cree’s conflict minerals program, the Company will continue its focus on obtaining complete and reliable SOR and country of origin data by requiring suppliers to provide in a timely manner accurate smelter identification numbers and supplemental information that will allow Cree to determine the correlation between the identified SORs, countries of origin, and the assemblies, components, and materials supplied to Cree.

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